Exhibit 99.1

AIM ImmunoTech’s Drug Ampligen to Be Tested by Japan’s National Institute of Infectious Diseases as a Potential Treatment for the New SARS Coronavirus (SARS-CoV-2) Responsible for the New Human Infectious Disease COVID-19

OCALA, Fla. – March 9, 2020 – AIM ImmunoTech (NYSE American: AIM), an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers, today announced that the National Institute of Infectious Diseases (NIID) in Japan will begin testing AIM’s drug Ampligen as a potential treatment for COVID-19, the new coronavirus infectious disease caused by SARS-CoV-2. The experimental program will be conducted at both the NIID and the University of Tokyo.

The testing and research are being conducted by Hideki Hasegawa, MD, PhD, Director of the NIID’s Influenza Virus Research Center, and Director of the World Health Organization (WHO) Collaborating Centre for Reference and Research on Influenza, Tokyo and Takeshi Ichinohe, PhD, Department of Pathology at the NIID, Department of Biological Science and Technology, Tokyo University of Science.

“As we have been saying all along, this emerging pandemic is caused by a virus that has nearly identical regulatory RNA sequences to the original SARS coronavirus, known as SARS-CoV-1, in respect to pathogenesis. This means that the prior studies of Ampligen in SARS-CoV-1 animal experimentation may predict similar protective effects against the new virus. The WHO has recently renamed this emerging, highly pathogenic virus as SARS-CoV-2,” said AIM CEO Thomas K. Equels. “Ampligen had excellent antiviral activity against the earlier SARS coronavirus in U.S. National Institutes of Health-contracted animal experiments. In those studies of SARS-infected mice, Ampligen stands out as the only drug tested that conferred a significant survival effect: 100% of the Ampligen-treated mice survived, while none of the untreated mice survived. Because SARS-CoV-2 shares many critical similarities with SARS-CoV-1, Ampligen may have an important role to play in developing a protective early-onset therapy for this new highly pathogenic coronavirus in humans, where currently there is no known effective therapy. We are proud to work with Japan’s universally esteemed NIID in the battle to curb this emerging potential pandemic.”

Ampligen has established itself as a broad-spectrum antiviral with an extremely well-developed safety profile (See: “Ampligen as an Antiviral,” safety slides 7-15, at https://aimimmuno.com/events-presentations/).

AIM will provide stockholders and the market with updates on results as they are available.

Referenced NIH-contracted studies of Ampligen versus SARS:

●	Day 2009: https://www.ncbi.nlm.nih.gov/pmc/articles/PMC2787736/

●	Barnard 2006: https://journals.sagepub.com/doi/abs/10.1177/095632020601700505

About AIM ImmunoTech Inc.

AIM ImmunoTech Inc. is an immuno-pharma company focused on the research and development of therapeutics to treat immune disorders, viral diseases and multiple types of cancers. AIM’s flagship products include the Argentina-approved drug rintatolimod (trade names Ampligen® or Rintamod®) and the FDA-approved drug Alferon N Injection®. Based on results of published, peer-reviewed pre-clinical studies and clinical trials, AIM believes that Ampligen® may have broad-spectrum anti-viral and anti-cancer properties. Clinical trials of Ampligen® include studies of cancer patients with renal cell carcinoma, malignant melanoma, colorectal cancer, advanced recurrent ovarian cancer and triple negative metastatic breast cancer. These and other potential uses will require additional clinical trials to confirm the safety and effectiveness data necessary to support regulatory approval and additional funding. Rintatolimod is a double-stranded RNA being developed for globally important debilitating diseases and disorders of the immune system.

Cautionary Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate” and similar expressions (as well as other words or expressions referencing future events or circumstances) are intended to identify forward-looking statements. These statements involve a number of risks and uncertainties. For example, significant additional testing and trials will be required to determine whether Ampligen will be effective in the treatment of COVID-19 in humans and no assurance can be given that it will be the case. No assurance can be given that future studies will not result in findings that are different from those reported in the referenced studies. Operating in foreign countries carries with it a number of risks, including potential difficulties in enforcing intellectual property rights. We cannot assure that our potential foreign operations will not be adversely affected by these risks. With regard to the Company’s activities with Ampligen generally, no assurance can be given as to whether current or planned trials will be successful or yield favorable data and the trials are subject to many factors including lack of regulatory approval(s), lack of study drug, or a change in priorities at the institutions sponsoring other trials. In addition, initiation of planned clinical trials may not occur secondary to many factors including lack of regulatory approval(s) or lack of study drug. Even if these clinical trials are initiated, the Company cannot assure that the clinical studies will be successful or yield any useful data or require additional funding. Any forward-looking statements set forth herein speak only as of the date of this press release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. The information found on our website is not incorporated by reference herein and is included for reference purposes only.

Contacts:

Crescendo Communications, LLC

Phone: 212-671-1021

Email: aim@crescendo-ir.com

AIM ImmunoTech Inc

Phone: 800-778-4042

Email: IR@aimimmuno.com